Exhibit 10.3

AMENDED AND RESTATED

CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (this “Agreement”) is entered into as of September 16, 2015, between CoLucid Pharmaceuticals, Inc., a corporation organized under the laws of Delaware (the “Company”), and LLH Associates, LLC, a limited liability company organized under the laws of New Jersey (the “Consulting Firm”).  The Consulting Firm has been providing consulting services to the Company pursuant to the Consulting Agreement, dated September 1, 2008, between the parties, as amended (the “Original Agreement”).  The Company and the Consulting Firm desire to amend and restate the Original Agreement in its entirety, as set forth herein.  Concurrently, the parties are entering into a Confidentiality, Invention Assignment and Non-Competition Agreement (the “Confidentiality Agreement”), which will supersede and replace the Confidentiality Agreement, dated as of July 16, 2008, among them.

Therefore, in consideration of the mutual promises set forth herein, the parties agree as follows:

1. Consulting Services.  The Consulting Firm shall cause the following services (the “Consulting Services”) to be performed for the Company exclusively by Linda C. Hogan (the “Consultant”):

(a) The Consultant shall have the title “Head, Business Development and Strategy”.

(b) The Consultant shall provide strategic advice to the Company with respect to its business plan, business development strategies and other matters, as requested from time to time by the Board of Directors of the Company (the “Board”) and/or Chief Executive Officer.

(c) Subject to the direction and authority of the Board and the Chief Executive Officer, the Consultant shall serve as a member of the Company’s management leadership team to assist the Chief Executive Officer in directing the Company's strategy, efforts and activities with respect to merger and acquisition transactions involving any or all of the Company's assets or the Company as a whole and with respect to partnering, strategic alliance, collaboration, licensing, co-development and similar transactions involving any of the Company's assets, compounds or programs.  The Consultant shall have additional responsibilities to include market research, website development and other matters as assigned by the Chief Executive Officer from time to time.

The Consultant shall devote such time and attention to the Consulting Services as may be necessary or appropriate to fulfill her responsibilities.  The parties expect this to fluctuate but to average approximately 50% of full-time, or two and one-half days per week.

The Company shall indemnify and hold harmless the Consulting Firm and Consultant from any losses, expenses, claims or proceedings arising from (i) any inaccurate or incomplete information provided by the Company to the Consultant or to any third party in connection with the Consulting Services; (ii) any action or inaction by the Consultant in connection with the Consulting Services taken or not taken pursuant to the express direction of the Company; or (iii) any other matter in connection with the Consulting Services not involving negligence or more culpable conduct on the part of the Consultant.  The foregoing indemnity shall (x) survive the termination or expiration of this Agreement, (y) be in addition to any rights the Consulting Firm or Consultant may have at common law or otherwise, and (z) inure to the benefit of any successors, assigns or personal representatives of the Consulting Firm and Consultant.

2. Compensation.  In consideration for the Consulting Services and the covenants and agreements of the Consulting Firm and Consultant pursuant to this Agreement and the Confidentiality Agreement, the Company shall pay to the Consulting Firm a consulting fee in the amount of $15,625 for each full month (pro rated for partial months). If either party believes that the actual average time commitment has deviated, or will begin to deviate, materially from the expected average time commitment, the parties shall endeavor in good faith to agree upon whether an adjustment to the monthly consulting fee is warranted.   The Company shall reimburse the Consulting Firm for its reasonable and properly documented out-of-pocket expenses in accordance with Company policies.  The Consultant shall be eligible to receive additional cash and equity incentives pursuant to programs in effect from time to time for Company officers; however, any awards under such programs shall be determined in the sole discretion of the Compensation Committee of the Board.  The Compensation Committee may also consider implementation of a program to reward the Consultant for successful completion of a strategic transaction, but all determinations as to whether to implement such a program and, if implemented, the terms and provisions thereof, will be in the sole discretion of the Compensation Committee.  For the avoidance of doubt, the Compensation Committee has approved a cash incentive program for Company management for the year ending December 31, 2015 (the “Program”) that incorporates the following elements:

(a) Amounts will be paid to participants in the Program only if and to the degree that the Company has achieved the corporate objectives approved by the Committee for 2015.

(b) The 2015 corporate objectives for the Program, their relative weightings and the timing related to each have been specified by the Compensation Committee.  The corporate objectives and their weightings generally consist of the following, but are qualified by the specific terms of the Program as determined by the Compensation Committee: commencing the enrollment of participants in the phase 3 clinical trial of lasmiditan and achieving the enrollment target for that clinical trial (weighted 10% and 35%, respectively), the timely submission of regulatory filings for a second phase 3 clinical trial of lasmiditan and for intravenous lasmiditan (weighted 10% and 5%, respectively), completion of the Company’s initial public offering (weighted 25%) and achieving a specified level of cash and equivalents as of year-end (weighted 15%).

(c) The target payout for the Consultant in the Program for 2015, expressed as a percentage of the Consultant’s annualized consulting fee, is 30%.

(d) Payouts under the Program will be made in early 2016 following the Committee’s certification of whether and the degree to which the Company achieved the specified objectives.  A participant must continue to be a service provider to the Company on the date of such certification in order to receive a payout under the Program.

(e)In the Committee’s sole discretion, and based on such factors as the Committee may deem relevant, the amount payable to any participant under the Program may be increased above or decreased below the payout amount determined based on the Company’s achievement of the objectives.

3. Efforts and Devotion to Duties.  The Consulting Firm shall devote its best efforts (and shall cause the Consultant to devote her best efforts) to fulfilling its obligations hereunder and to do nothing that would harm the business or reputation of the Company.  During the term of this Agreement, the Consulting Firm and Consultant shall be free to engage in other business activities that do not adversely affect the Consulting Services, so long as such other activities are not in conflict with the Confidentiality Agreement or this Agreement.  The Consulting Firm and Consultant represent and warrant to the Company that they have no existing obligation or commitment that conflicts with this Agreement or that would preclude them from performing their responsibilities hereunder, and they agree not to enter into any such conflicting obligation or commitment.

4. Relationship and Authority.  The Consulting Firm and Consultant shall be independent contractors (not employees) with respect to the Company and shall have no authority to bind the Company or make commitments on its behalf.  Except as stated in the preceding sentence, this Agreement shall not be deemed to create any employment, partnership, agency or other relationship between the Company, on the one hand, and the Consulting Firm or Consultant, on the other hand.  The Consulting Firm and Consultant shall have no right to participate in any employee benefit plan or arrangement of the Company, except as set forth in Section 2 above.  If the Consulting Firm and/or Consultant are reclassified by any governmental authority as employees of the Company, they shall have no right to any Company benefits, except as required by law, even if they would be eligible therefor by the terms of the applicable benefit plans or arrangements.

5. Term and Termination.  The term of this Agreement shall continue indefinitely until such time as this Agreement is terminated by either the Company or the Consulting Firm upon at least 90 days' prior written notice to the other (“Notice Date”).

Additionally, any Company options held by you that would have vested during the Acceleration Period shall accelerate and become vested as of the termination date, and for this purpose the term “Acceleration Period” means the period beginning on the

Notice Date and ending on the later of (1) May 6, 2016, or (2) the 90th day immediately following the Notice Date or (3) the termination date.  Upon termination of this Agreement, the Company's sole obligation to the Consulting Firm and Consultant shall be to pay any compensation earned through the termination date pursuant to Section 2 above.

6. Miscellaneous.

(a) No Assignment or Subcontracting without Consent.  No party hereto may assign any of its rights or obligations under this Agreement without the written consent of the other, except that the Company shall have the right to assign any or all of its rights or obligations hereunder to any of its affiliates or to any successor company that acquires substantially all of the business operations to which the Consulting Services relate.  Without limiting the generality of the foregoing, the Consulting Firm and Consultant shall not subcontract or delegate any of the services hereunder without the prior written consent of the Company.

(b) Entire Agreement.  This Agreement and the Confidentiality Agreement together constitute the entire agreement, and supersede all prior agreements and understandings (including the Original Agreement), written and oral, between the parties with respect to the Consulting Services.

(c) Waivers.  The failure by any party at any time to require performance of any provision hereof shall not affect its right later to require such performance.  No waiver in any one or more instances shall (except as otherwise stated therein) be deemed to be a further or continuing waiver of any such condition or breach in any other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

(d) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(e) Governing Law.  This Agreement shall be governed by and construed and enforced exclusively in accordance with the laws of the State of Massachusetts, without regard to the conflicts of law principles thereof.

(f) Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective parties at the following addresses (or such other addresses as they may designate in accordance herewith) by registered or certified mail, postage prepaid, or by express courier service, service fee prepaid, or by facsimile with a hard copy to follow via mail or express courier service in accordance with this paragraph.

To the Company:	CoLucid Pharmaceuticals, Inc. 222 Third Street
Cambridge, MA 02142 Attn: Thomas P. Mathers

With copy to:	Daniel L. Boeglin Faegre Baker Daniels LLP 600 E. 96th Street, Suite 600 Indianapolis, IN 46240

To the Consulting Firm	LLH Associates, LLC and/or
the Consultant:	(address redacted)
Attn: Linda C. Hogan
Email: (personal e-mail address redacted)

All notices shall be deemed given and received (i) if delivered by hand, immediately, or (ii) if sent by email to (personal e-mail address redacted), the next business day or on the first business day thereafter if the notice is sent on a day other than a business day.

(g) Amendments.  This Agreement may be amended only by an instrument in writing executed by the parties sought to be bound thereby.

(h) Injunctive Relief.  The Consulting Firm and Consultant acknowledge that any violation or threatened violation of this Agreement will cause irreparable harm to the Company that is incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress such harm.  Therefore, in addition to monetary damages and other remedies, the Company shall be entitled to injunctive relief, including temporary restraining orders and/or preliminary or permanent injunctions, without posting bond.

As evidence of their acceptance of the terms set forth herein, the Company and the Consulting Firm have executed this Agreement as of the date stated in the opening paragraph.

“COMPANY”

COLUCID PHARAMACEUTICALS, INC.

By:	/s/ Thomas P. Mathers
Thomas P. Mathers
Chief Executive Officer

“CONSULTING FIRM”

LLH ASSOCIATES, LLC

By:	/s/ Linda C. Hogan
Linda C. Hogan
Its: Founder & President

By signing below, the Consultant joins into this Agreement for the purpose of acknowledging her obligations and responsibilities hereunder.

/s/ Linda C. Hogan
Linda C. Hogan, Individually